Exhibit 3

“Free translation from the original in Spanish for publication in Argentina”

LIMITED REVIEW REPORT

To the Shareholders, President and Directors
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)
Legal domicile: Avenida del Libertador 6363
Autonomous City of Buenos Aires
Tax Code No. 30-65511620-2

1.
We have reviewed the condensed interim consolidated financial statements of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter Edenor S.A.) and its subsidiaries which includes the condensed interim consolidated statements of financial position as of March 31, 2012, the related condensed interim consolidated statements of comprehensive income, the condensed interim consolidated statements of changes in equity and the condensed interim consolidated statements of cash flows for the three-month period then ended with the complementary Notes.  The amounts and other information related to fiscal year 2011 and its interim periods, are part of the financial statements mention above and therefore should be considered in relation to those financial statements.

2.
The preparation and issuance of these financial statements are the responsibility of the Company´s management, in accordance with the International Financial Reporting Standards (IFRS) adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) ,as the applicable accounting framework and  incorporated by the National Securities Commission (CNV), as they were approved by the International Accounting Standards Board (IASB), and, therefore, it’s responsible for the preparation and issuance of the condensed interim consolidated financial statements mention in paragraph 1. in  accordance with IAS 34 “Interim financial information”. Our responsibility, is to express a conclusion based on the limited review we have performed with the scope detailed in paragraph 3..

3.
Our review was limited to the application of the procedures established by Technical Pronouncement No. 7 of the Argentine Federation of Professional Councils in Economic Sciences for limited reviews of financial statements for interim periods which consist mainly of the application of analytical procedures to the amounts disclosed in the financial statements and making inquiries of Company staff responsible for the preparation of the information included in the financial statements and its subsequent analysis. This review is substantially less in scope than an audit, the purpose of which is the expression of an opinion on the financial statements taken as a whole. Consequently, we do not express any opinion on the consolidated financial position, consolidated statements of comprehensive income, and consolidated cash flow of Edenor S.A..

4.
As indicated in Note 2, the condensed interim consolidated statements mention in paragraph 1., have been prepared in accordance with the provisions of IAS 34, being this the first fiscal year that Edenor S.A. has applied the IFRS. The effects of the changes originated because of the appliance of this new accounting base are presented in Note 3.1. The items and amounts in the reconciliations included in those notes are subject to changes that could have the IFRS until its final application, and could only be considered as final after preparation of the annual financial statements for the current year.

5.
In Note 1 to the condensed interim consolidated financial statements, the Company informed that the delay in obtaining rate increases and higher costs recognition, requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement (“Acta Acuerdo”) described in Note 5. to those financial statements, and the continuous increase of its operative costs to maintain the level of the service, have significantly affected the economic and financial position of the Company.

The Company recorded for the three-month period ended March 31, 2012 a net loss of $ 90,684 thousand; accumulated losses for $ 557,336 thousand and working capital deficit. As mentioned in Note 1, Company Management estimates that if the conditions prevailing at the date of these financial statements remained unchanged, the situation will continue deteriorating. They also estimate negative cash flows and net losses from operations for the next fiscal year, as well as a worsening in the financial ratios.

6.
As indicated in Note 4, to the condensed interim consolidated financial statements, the Company has prepared its projections to determine the recoverable value of its non-current assets, on the understanding that the electricity rates will be improved according to the circumstances. Both actual cash flows and future results may differ from the estimates and evaluations made by management at the date of preparation of these financial statements. In this regard, we are not in a position to foresee whether the assumptions used by management to prepare such projections will materialize in the future, and consequently, if the recoverable value of non-current assets will exceed their respective net book values.

7.
The situations detailed in paragraphs 5. and 6. generates uncertainty as to the possibility of the Company continuing to operate as a going concern. The Company has prepared the financial statements using accounting principles applicable to a going concern. Therefore, those financial statements do not include the effects of possible adjustments or reclassifications, if any, that might be required if the above situation is not resolved in favor of continuing the Company’s operations and the Company were obliged to sell its assets and settle its liabilities, including contingencies, in conditions other than those of the normal course of its business.

8.
Based on our review, subject to the effect on the condensed interim consolidated financial statements that could derive from possible adjustments or reclassifications, if any, that might be required following resolution of the situations described in paragraphs 5. to 7., nothing has came to our attention that causes as to believe that the condensed interim consolidated financial statements of Edenor S.A. is not prepared in all material respects, in accordance with IAS 34.

9.	In compliance with regulations in force, we report that:

a)
the condensed interim consolidated financial statements of Edenor S.A. are in process of being transcribed into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, are in compliance with the provisions of the Commercial Companies Law and pertinent resolutions of the National Securities Commission;

b)
the condensed interim consolidated financial statements of Edenor S.A. arise from accounting records kept in all formal respects in conformity with legal regulations, which maintain the security and integrity conditions on the basis of which they were authorized by the National Securities Commission;

c)	we have read the summary of activity, on which, as regards those matters that are within our competence, we have no observations to make other than those in paragraphs 5. to 7.;

d)
at March 31, 2012 the liabilities accrued in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $ 10,229,415, which were not yet due at that date.;

Autonomous City of Buenos Aires, May 21, 2012

PRICE WATERHOUSE & CO. S.R.L.
(Partner)
C.P.C.E.C.A.B.A T°1 – V°17
Andrés Suarez Public Accountant (UBA) C.P.C.E. City of Buenos Aires T° 245 - V° 61